ATTACHMENT A-1

                 FEDERAL MHC SUBSIDIARY HOLDING COMPANY CHARTER
                                       FOR
                              PULASKI BANCORP, INC.


                           Section 1. Corporate Title.

         The full corporate title of the MHC subsidiary holding company is Pulaski Bancorp, Inc. (the "Holding Company").

                               Section 2. Domicile.

         The domicile of the Holding Company is in the city of Springfield, in the State of New Jersey.

                              Section 3. Duration.

         The duration of the Holding Company is perpetual.

                         Section 4. Purpose and Powers.

         The purpose of the Holding Company is to pursue any or all of the lawful objectives of a federal mutual holding company chartered under Section 10(o) of the Home Owners' Loan Act, 12 U.S.C. 1467a(o), and to exercise all the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("Office").

                            Section 5. Capital Stock.

         The total number of shares of all classes of the capital stock which the Holding Company has authority to issue is fifteen million shares
(15,000,000), of which thirteen million shares (13,000,000) shall be common stock, par value $.01 per share and of which two million shares (2,000,000) shall be preferred stock, par value $.01 per share. The shares may be issued from time to time as authorized by the Board of Directors without further approval of shareholders except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Holding Company. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor, or services actually performed for the Holding Company, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the Board of Directors of the Holding Company, shall be conclusive. Upon payment of such consideration, such shares

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shall be  deemed  to be fully  paid  and  nonassessable.  In the case of a stock dividend, that part of the surplus of the Holding Company which is transferred to common stock or paid-in capital accounts upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

         Except for shares issued in the initial organization of the Holding Company, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the Holding Company other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

         Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share: provided, that this restriction on voting separately by class or series shall not apply:

         (i) to any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the Board of Directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

         (ii) to any provision which would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the Holding Company with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Holding Company if the preferred stock is exchanged for securities of such other corporation: provided, that no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Office or the Federal Deposit Insurance Corporation;

         (iii) to any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving Holding Company in a merger or consolidation for the Holding Company, shall not be considered to be such an adverse change.

         A description of the different classes and series (if any) of the Holding Company's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series (if any) of capital stock are as follows:

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         A.       Common Stock.  Except as provided in this Section 5 (or in any supplementary sections thereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder and there shall be no right to cumulate votes in an election of directors.


                  Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, or retirement fund, or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

                  In the event of any liquidation, dissolution, or winding up of the Holding Company, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Holding Company available for distribution remaining after: (i) payment or provision for payment of the Holding Company's debts and liabilities; (ii) distributions or provision for distributions in settlement of a liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the Holding Company. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

         B. Preferred Stock. The Holding Company may provide in supplementary sections to its charter for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

                  (a) the distinctive serial designation and the number of shares constituting such series;

                  (b) the dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s) the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

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                  (c)      the voting  powers,  full or limited,  if any, of the
                           shares of such series;

                  (d) whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

                  (e) the amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Holding Company;

                  (f) whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

                  (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Holding Company and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                  (h) the price or other consideration for which the shares of such series shall be issued; and

                  (i) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

         Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

         The Board of Directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series, and, within the limitations set forth in this section and the remainder of this charter, fix and determine the relative rights and preferences of the shares of any series so established.

         Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the Board of Directors, the Holding Company shall file with the Secretary to the Office a dated copy of that supplementary section of this charter establishing and designating the series and fixing and determining the relative rights and preferences thereof.

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                   Section 6. Beneficial Ownership Provision.

         Notwithstanding anything contained in the Holding Company's charter or bylaws to the contrary, no person other than Pulaski Bancorp, M.H.C., the parent holding company of the Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of the Holding Company. This limitation shall not apply to a transaction in which the Stock Holding Company forms a holding company without change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan which is exempt from the approval requirements under Section 574.3(c)(1)(vi) of the Office's Regulations.

         In the event shares are acquired in violation of this Section 6, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the shareholders for a vote.

         For the purposes of this Section 6, the following definitions apply:

                  (i) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Holding Company.

                  (ii) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

                  (iii)    The   term   "acquire"   includes   every   type   of
                           acquisition, whether effected by purchase, exchange, operation of law or otherwise.

                  (iv) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.


                         Section 7. Preemptive Rights.

         Holders of the capital stock of the Holding Company are not entitled to preemptive rights with respect to any shares of the Holding Company that may be issued.
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                              Section 8. Directors.

         The Holding Company shall be under the direction of a Board of Directors. The authorized number of directors, as stated in the Holding Company's bylaws, shall be not be less than five nor more than 15 except when a greater or lesser number is approved by the Director of the Office, or his or her delegate.


                         Section 9. Conduct of Business.

         The following provisions are inserted for the management of the business and the conduct of the affairs of the Holding Company, and for further definition, limitation and regulation of the powers of the Holding Company and of its directors and shareholders:

                  A. Any action required or permitted to be taken by the shareholders of the Holding Company must be effected at a duly called annual or special meeting of shareholders of the Holding Company and may not be effected by any consent in writing by such shareholders.

                  B. Special meetings of shareholders of the Holding Company may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or as otherwise provided in the Bylaws. The term "Whole Board" means the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

                     Section 10. Tender and Exchange Offers.

                  A. The Board of Directors of the Holding Company, when evaluating any offer of another Person (as hereinafter defined in this Section
11) to: (1) make a tender or exchange offer for any equity security of the Holding Company; (2) merge or consolidate the Holding Company with another corporation or entity; or (3) purchase or otherwise acquire all or substantially all of the properties and assets of the Holding Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Holding Company and its shareholders, give due consideration to all relevant factors, including, without limitation, those factors that directors of any subsidiary of the Holding Company may consider in evaluating any action that may result in a change or potential change in the control of the subsidiary, and the social and economic effect of acceptance of such offer: on the Holding Company's present and future customers and employees and those of its Subsidiaries (as hereinafter defined ); on the communities in which the Holding Company and its Subsidiaries operate or are located; on the ability of the Holding Company to fulfill its corporate objective as a savings and loan holding company under applicable laws and regulations; and on the ability of its subsidiary savings bank to fulfill the objectives of a federally chartered stock form savings bank under applicable statutes and regulations.

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                  B.       For the purposes of this Section 10:

                           1. A "Person" includes an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities or any other entity.

                           2. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Holding Company.

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                        Section 11. Amendment of Charter.

         Except as provided in Section 5, no amendment, addition, alteration, change, or repeal of this charter shall be made, unless such is proposed by the Board of Directors of the Holding Company, approved by the shareholders by a majority of the votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required, and approved or preapproved by the Office.



                                           PULASKI BANCORP, INC.


Attest: ____________________________       By:__________________________________
         Valerie Kaminski                  Thomas Bentkowski
         Corporate Secretary               President and Chief Executive Officer




                                           OFFICE OF THRIFT SUPERVISION


Attest:                                    By:__________________________________
         --------------------------
         Secretary to the OTS


Declared effective on
the _____ day of __________, 1999


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